                                                                    Exhibit 12.1


                          ALPHAMA INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In thousands, except for ratio data)


                                                                                                             Nine Months
                                                                                                               ended
                                                                                                             September
                                                                  Year ended December 31,                        30,
                                          -----------------------------------------------------------------  ---------
                                             1999         2000          2001(1)       2002(1)       2003       2004(1)
                                          ---------     ---------     ---------      ---------    ---------  ---------
Income(loss) before provision for
  income taxes .........................  $  45,654     $  76,028     $ (37,136)     $(156,282)   $  19,251  $ (9,866)

Add:

   Portion of rents representative of
     the interest factor ...............      2,276         3,055         3,343          4,189        4,689     2,982

   Interest on indebtedness ............     39,174        45,183        45,467         71,496       59,667    42,015

   Amortization of debt expense ........      1,643         2,070         6,022          4,727        3,941     2,061

   Amortization of interest
     capitalized .......................        457           455           450            335           23       418
                                          ---------     ---------     ---------      ---------    ---------  --------


     INCOME (LOSS) AS ADJUSTED .........  $  89,204     $ 126,146     $  18,146      $ (75,535)   $  87,571  $ 37,610
                                          ---------     ---------     ---------      ---------    ---------  --------
FIXED CHARGES

   Interest on indebtedness (a) ........  $  39,174     $  45,183     $  45,467      $  71,496    $  59,667  $ 42,015

   Interest capitalized (b) ............        325         1,265         2,232          1,904          167       234

   Amortization of debt expense (c) ....      1,643         2,070         6,022          4,727        3,941     2,061

   Rent expense ........................      6,827         9,164        10,029         12,567       14,068     8,946

   Portion of rents representative of
   the interest factor (d) .............      2,276         3,055         3,343          4,189        4,689     2,982
                                          ---------     ---------     ---------      ---------    ---------  --------
     Fixed charges (a+b+c+d)
                                          $  43,418     $  51,573     $  57,064      $  82,316    $  68,464  $ 47,292

RATIO OF EARNINGS TO FIXED CHARGES .....       2.05          2.46          0.32          -0.92         1.28      0.80
                                          ---------     ---------     ---------      ---------    ---------  --------



(1) Earnings in 2001, 2002 and for the nine months ended September 30, 2004 were not sufficient to cover fixed charges. The deficiency of earnings was $38,918 in 2001, $157,851 in 2002, and $9,682 for the nine months ended September 30, 2004.






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